Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Sow Good Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share, Sow Good Inc. 2024 Stock Incentive Plan	Other(2)	3,000,000	$9.29(2)	$27,870,000.00	$0.0001531	$4,266.90

Equity	Common Stock, par value $0.001 per share, Sow Good Inc. 2020 Stock Incentive Plan	Other(2)	2,526,780	$9.29(2)	$23,473,786.20	$0.0001531	$3,593.840

Equity	Common Stock, par value $0.001 per share, Sow Good Inc. 2016 Non-Qualified Stock Option Plan	Other(2)	2,000	$9.29(2)	$18,580.00	$0.0001531	$2.84

Equity	Common Stock, par value $0.001 per share, Sow Good Inc. Amended and Restated 2012 Stock Incentive Plan	Other(2)	666	$9.29(2)	$6,187.14	$0.0001531	$0.95

Total Offering Amounts					$51,368,553.34		$7,864.53

Total Fee Offsets							—

Net Fee Due							$7,864.53

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of common stock.

(2)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $9.29, which represents the average of the high and low price per share of Registrant’s common stock on October 31, 2024 as reported on the Nasdaq Capital Market.